SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (this "Agreement") is entered into effective as of November 8, 2022 (the "Effective Date"), by and among (i) RumbleOn, Inc., a Nevada corporation ("Purchaser"), (ii) Mark Tkach ("Tkach"), in his individual capacity and as Principal Owner under that certain Plan of Merger and Equity Purchase Agreement, dated March 12, 2021 (as amended, the "Purchase Agreement"), (ii) William Coulter ("Coulter"), in his individual capacity and as Principal Owner under the Purchase Agreement (Coulter and Tkach are together, "Plaintiffs"), and (iii) Tkach, in his capacity as Sellers' Representative on behalf of each other Person who executed the Purchase Agreement as a Seller (collectively, the "Minority Sellers" and, together with Plaintiffs, "Sellers"). Each of the aforementioned persons and entities are referred to herein as a "Party" and together as, the "Parties." Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

WITNESSETH:

WHEREAS, the Purchaser and Sellers and other parties named therein entered into the Purchase Agreement;

WHEREAS, pursuant to Section 3.3(a) of the Purchase Agreement, Purchaser delivered a Post-Closing Adjustment Statement to Sellers' Representative on November 29, 2021 (the "Initial Post-Closing Adjustment Statement");

WHEREAS, pursuant to Section 3.3(d) of the Purchase Agreement, Sellers' Representative delivered a Statement of Objections on December 28, 2021 (the "Statement of Objections");

WHEREAS, pursuant to Section 10.2(b) of the Purchase Agreement, Purchaser delivered a Direct Claim Notice to Sellers' Representative on February 28, 2022 (the "Purchaser's First Direct Claim Notice") and on November 2, 2022 delivered a Notice of Third Party claim pursuant to Section 10.2(a)(i) (the "Purchaser's Notice of Third Party Claim");

WHEREAS, pursuant to Section 10.2(b) of the Purchase Agreement, Sellers' Representative delivered a Direct Claim Notice to Purchaser on May 5, 2022 (the "Sellers' Direct Claim Notice" and, together with Purchaser's First Direct Claim Notice and Purchaser's Notice of Third Party Claim, the "Claim Notices");

WHEREAS, Plaintiffs filed a Verified Complaint against Purchaser in the matter styled Mark *Tkach, et al. v. RumbleOn, Inc.*, Case No. 2022-0405-PAF (Del. Ch.) (the "First Action");

WHEREAS, Tkach and Coulter, in their individual capacities, filed a Verified Complaint in the matter styled *Mark Tkach, et al. v. RumbleOn, Inc.*, Case No. 2022-0791-PAF (Del. Ch.) (the "Second Action");

WHEREAS, Purchaser filed a Verified Complaint against Purchaser in the matter styled *RumbleOn, Inc. v. Mark Tkach, et al.*, Case No. 2022-0992-PAF (Del. Ch.) (the "Third Action");

WHEREAS, the Parties' claims and counterclaims in the First Action and Second Action are now consolidated in the matter styled *In re RumbleOn, Inc. Litigation*, Case No. 2022-0405-PAF (Del. Ch.) (altogether, along with the Third Action, the "Lawsuit");

WHEREAS, on October 17, 2022, Purchaser and Plaintiffs executed the Agreement Regarding Section 338(h)(10) Elections (the "Tax Election Agreement");

WHEREAS, Purchaser and Plaintiffs deny each and every allegation made by any other Party in the Claim Notices and the Lawsuit and deny that they engaged in any wrongdoing of any kind or nature;

WHEREAS, the Parties are cognizant of their respective rights and obligations and, of their own free will and volition, and having consulted with legal counsel of their choosing, desire to fully and finally settle any and all Claims (as defined below) that were or could have been raised between Purchaser and Plaintiffs;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein.

2. No Admission of Liability or Wrongdoing. The Parties expressly understand that neither this Agreement nor anything in it nor any other action taken by any Party in connection with any Party's claims or this Agreement constitutes an admission by any Party that any Party, or any of his, her or its past, present or future officers, directors, employees, independent contractors, agents, accountants or attorneys, committed any wrongful act or violated any law or breached the terms of any agreement or duty owed, whether statutory or otherwise, or that any decisions or actions were unwarranted, unjustified, retaliatory, discriminatory, wrongful, or otherwise unlawful. The Parties acknowledge and agree that the Parties do not admit, and specifically deny, any liability and any wrongdoing or violation of any law, statute, regulation, agreement or policy, and that the Parties are entering into this Agreement, and the Parties are providing the consideration set forth herein, solely for the purposes of amicably and fully resolving any and all Claims that Purchaser or Plaintiffs had, has, or may have against each other through the date of signing this Agreement, and avoiding the uncertainty, time, expense, and burden that would result from litigation.

3. Release of Escrow. In consideration for the promises, obligations, and representations made by Plaintiffs herein, Purchaser and Plaintiffs agree that by the end of the first business day following the Parties' execution of this Agreement (i) they shall instruct the Escrow Agent to release to Plaintiffs the Escrow Shares (to Coulter, 304,137 Escrow Shares, and to Tkach, 279,196 Escrow Shares), pursuant to the instruction letter attached hereto as **Exhibit A**; and (ii) Purchaser shall cause to be delivered to Plaintiffs, via the wiring instructions below, the entirety of the $5,000,000 Adjustment Escrow Amount (collectively, the "Release of Escrow"). Purchaser shall further work in good faith and promptly take all other steps necessary to ensure the prompt release and transfer of all Escrow Shares and the Adjustment Escrow Amount to Plaintiffs. By the end of the first business day following the Parties' execution of this Agreement Purchaser shall also wire Plaintiffs Fifty Thousand Dollars ($50,000) via the wiring instructions below (together with the Release of Escrow, the "Payment to Plaintiffs").

Wiring Instructions:

JP Morgan Chase Bank
201 N. Central Ave.
Phoenix, AZ 85004
(602) 221-4724

Ride Now Management, LLLP
Account #: [redacted]
ABA# [redacted]

4. Full Settlement of Claims. The Parties acknowledge that Purchaser provides the Payment to Plaintiffs and provides the releases and other consideration stated herein and that, in exchange, Sellers provide the releases and other consideration stated herein, in full settlement of any and all Claims and monies to which Purchaser or Plaintiffs claim to be entitled from the other (or any of the Purchaser Releasees or Sellers' Releasees, as defined in Paragraph 9).

5. Orderly Disposition of Plaintiffs' Shares and Plaintiffs' Rights as Shareholders. For the remainder of the 3-year Restricted Period applicable to Tkach and Coulter in the Purchase Agreement, if Tkach or Coulter (each, a "Selling Shareholder") propose to dispose of any shares of Purchaser's Class B common stock, (i) other than as permitted in Paragraph 5(ii), any and all market sales shall be subject to the volume limitations of Rule 144(e)(1)(iii) of the Securities Act (the "Volume Limits"), and (ii) with respect to any and all sales in excess of the Volume Limits or other non-market sales, either: (a) Purchaser will be granted a right of first refusal to purchase such shares on the terms and conditions the Selling Shareholder proposes for such sale (which may include a required response period of no fewer than three (3) business days), or (b) if the Selling Shareholder does not present Purchaser with an offer pursuant to Paragraph 5(a), but still wishes to pursue a sale or sales in excess of the Volume Limits or other non-market sale(s), Purchaser shall have the

right to provide input on Selling Shareholder's choice of a mutually acceptable investment bank or broker (including by suggesting such potential investment bank or broker, or a current investor in the Company who may be interested in purchasing the Selling Shareholder's shares), and to approve Selling Shareholder's choice of such investment bank or broker (which approval shall not be unreasonably withheld), through whom the Selling Shareholder may execute such sale in an orderly manner either in the market or in a private transaction on terms acceptable to the Selling Shareholder, as soon as reasonably practicable, pursuant to a plan to minimize market impact on Purchaser's Class B common stock. Except as set forth in this Paragraph 5, this Agreement does not impact Plaintiffs' abilities to exercise any rights they have as shareholders, or to acquire additional shares of Purchaser.

6. Restrictive Covenants. The restrictive covenants set forth in Section 7 and 8 of the Executive Employment Agreements, dated as of August 31, 2021, entered into by and between Purchaser and each of Tkach and Coulter (collectively, the "Employment Agreements"), as well as the restrictive covenants set forth in Section 7.7 of the Purchase Agreement, shall remain in effect pursuant to their terms. At such time as any of Cameron Tkach, Christopher Tkach, or Ryan Coulter are no longer employed by Purchaser or an affiliate of Purchaser, Purchaser shall terminate such individual's non-compete agreement; however, no other restrictive covenants to which such individual is subject shall be terminated. Notwithstanding the above, upon release of any such non-competition agreement, for a period ending on August 31, 2024, each of Cameron Tkach, Christopher Tkach, and Ryan Coulter along with any of their respective affiliates or immediate family members (in the case of Cameron Tkach and Christopher Tkach, the term "immediate family members" does not include each other), may own, manage, or be affiliated with any entity owning or operating one, but not more than one, powersports retail location each. Plaintiffs may provide funding for each of Cameron Tkach, Christopher Tkach, and Ryan Coulter for the sole purpose of the purchase or operation of each such single powersports retail location.

7. Defense and Payment of State Tax Audits. With respect to the state sales tax audit currently pending with the State of Florida, as well as any other prior, currently pending or future state sales tax audits or assessments for the Acquired Entities that include transactions occurring prior to September 1, 2021, Plaintiffs shall be permitted to take over the defense of any such claims and shall agree to pay whatever amounts are deemed to be owed to the state taxing authorities with respect to transactions occurring on any date up to and including August 31, 2021 (the "Closing Date"). For the avoidance of doubt, if any such audit or assessment covers any period that includes transactions occurring before the Closing Date and also includes or references transactions occurring after the Closing Date, Plaintiffs shall only be responsible for payment of any amounts deemed owed with respect to transactions occurring on any date up to and including the Closing Date. Purchaser agrees to provide reasonable cooperation to assist Plaintiffs and their agents in the defense or contest of such state tax audits or assessments for which Plaintiffs elect to take over the defense, and to cause any and all relevant Acquired Entities or other relevant persons under Purchaser's control to provide reasonable cooperation to assist Plaintiffs and their agents in the defense or contest of such audits or assessments, including but not limited to: (i) making all relevant documents, systems, and employees available to Plaintiffs and their agents, including by giving Plaintiffs and their agents direct supervised access to all such relevant documents, systems, and employees; and (ii) executing such documents (including powers of attorney) as may be reasonably necessary to allow Plaintiffs and their agents to conduct the defense. Purchaser represents and warrants that it has previously provided Plaintiffs with notice of all state tax audits or assessments that may be covered by this provision that exist as of the Effective Date, as well as proof of any prior payments subject to this provision, and further agrees to provide notice of any future such state tax audit or assessment within ten (10) business days of receipt of such information from a state taxing authority. Purchaser represents and warrants that the only payment it has previously made with respect to any state sales tax audit or assessment for which Plaintiffs would be responsible under this Paragraph is a payment of $32,000 to the taxing authority in the State of Kansas. Within five (5) business days of the Effective Date of this Agreement, Plaintiffs shall make payment to Purchaser, by check or wire transfer, the amount of Seven Thousand Dollars ($7,000.00) in full consideration for reimbursement of the amount paid to the taxing authority in the State of Kansas.

8. Authority of Sellers' Representative. Sellers' Representative represents and warrants to Purchaser that he has not been removed as Sellers' Representative and that there has been no limitation imposed on him by Sellers that would prevent him from having full authority on behalf of Sellers to execute this Agreement on their behalf. Pursuant to the Minority Seller Termination Agreements and Releases attached hereto as Exhibit B, immediately following the execution of this Agreement Sellers' Representative will no longer act as an agent, proxy, attorney-in-fact, or representative to any Seller who has executed such Minority Seller Termination Agreement and Release.

9. Mutual Releases.

(a) Definitions. Certain terms used in this Paragraph 9 (and/or elsewhere in the Agreement) are defined as follows:

> "Claims" means any and all manner of action or actions, cause or causes of action, suits, liabilities, claims, demands, damages, losses, costs, attorneys' fees or expenses, of any nature whatsoever, in law or in equity, known or unknown, fixed or contingent.
>
> "Purchaser Releasees" means Purchaser and each and every one of Purchaser's past, present, and future parents, subsidiaries, divisions, affiliates, predecessors, successors, and any and all of their respective past, present, and future officers, directors, managers, agents, attorneys, accountants, servants, employees, representatives, owners, principals, shareholders, members, partners, associates, employee benefit plans and fiduciaries, administrators, heirs, transferees, and each of their successors, and assigns, and all persons acting by, through, under, or in concert with them or any of them.
>
> "Purchaser Releasors" means Purchaser and each and every one of Purchaser's past, present, and future parents, subsidiaries, divisions, affiliates, predecessors, successors, and any and all of their respective past, present, and future officers, directors, managers, agents, attorneys, accountants, servants, employees, representatives, insurers, owners, principals, shareholders, members, partners, associates, employee benefit plans and fiduciaries, administrators, heirs, transferees, and each of their successors, and assigns, and all persons acting by, through, under, or in concert with them or any of them.
>
> "Seller Releasees" means Sellers and each and every one of their respective: (a) heirs, administrators, executors, personal representatives, beneficiaries, agents, successors and assigns, (b) past and present parents, subsidiaries, affiliates or predecessor entities, (c) past and present officers, directors, managers, agents, attorneys, accountants, servants, employees, shareholders, members, partners, heirs and personal representatives, and (d) all persons acting by, through, under, or in concert with any person listed in (a)-(c) of this definition.

(b) Tkach's Release of Purchaser Releasees. Tkach, for and on behalf of himself and each of his heirs, administrators, executors, personal representatives, beneficiaries, agents, and assigns, to the maximum extent permitted by law, does hereby irrevocably release and forever discharge each and every one of the Purchaser Releasees of and from any and all manner of Claims which Tkach had, now has, or may have against the Purchaser Releasees, or any of them, from the beginning of time to the date Tkach signs this Agreement. The Claims released by Tkach in this Paragraph 9(b) include, without limiting the generality of the foregoing: (A) any Claims in any way arising out of, based upon, or related to (1) Tkach's employment by or service to Purchaser or any of the other Purchaser Releasees, or the termination thereof, (2) any alleged breach of the Employment Agreement or Purchasers' employee handbook, policies or procedures, or (3) any alleged tort, including but not limited to misrepresentation, defamation, interference with business relationships, intentional or negligent infliction of emotional distress, negligence, or wrongful discharge; and (B) any and all Claims based upon any alleged violation of any federal, state or local statute, ordinance or regulation, including but not limited to, the Tkach ADEA Waiver set forth in **Schedule 1** attached hereto and fully incorporated herein, Title VII of the Civil Rights Act of 1964, as amended 1991, 42 U.S.C. § 1981; the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act ("ERISA") (other than claims with regard to vested benefits); the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); the Occupational Safety and Health Act ("OSHA"); the Fair Labor Standards Act ("FLSA"); the Family and Medical Leave Act ("FMLA"); the Equal Pay Act ("EPA"); the Worker Adjustment and Retraining Notification Act ("WARN"); the Immigration Reform and Control Act ("IRCA"); the Sarbanes-Oxley Act; the Federal False Claims Act; the Internal Revenue Code; the National Labor Relations Act; and any and all other local, state, and federal human or civil rights, wage-hour, pension or labor laws, rules, regulations, and ordinances which relate to employment, discrimination, hostile work environment, accommodation, retaliation, or payment of wages or other compensation or otherwise. For the avoidance of doubt, Tkach is not releasing any Claims on behalf of any Seller other than Tkach himself (other than as stated in subsection (d) below, with respect to Sellers' Representatives' release on behalf of both Tkach and Coulter).

(c) Coulter's Release of Purchaser Releasees. Coulter, for and on behalf of himself and each of his heirs, administrators, executors, personal representatives, beneficiaries, agents, and assigns, to the maximum extent permitted by law, does hereby irrevocably release and forever discharge each and every one of the Purchaser Releasees of and from any and all manner of Claims which Coulter had, now has, or may have against the Purchaser Releasees, or any of them, from the beginning of time to the date Coulter signs this Agreement. The Claims released by Coulter in this Paragraph 9(c) include, without limiting the generality of the foregoing: (A) any Claims in any way arising out of, based upon, or related to (1) Coulter's employment by or service to Purchaser or any of the other Purchaser Releasees, or the termination thereof, (2) any alleged breach of the Employment Agreement or Purchasers' employee handbook, policies or procedures, or (3) any alleged tort, including but not limited to misrepresentation, defamation, interference with business relationships, intentional or negligent infliction of emotional distress, negligence, or wrongful discharge; and (B) any and all Claims based upon any alleged violation of any federal, state or local statute, ordinance or regulation, including but not limited to, the Coulter ADEA Waiver set forth in **Schedule 2** attached hereto and fully incorporated herein, Title VII of the Civil Rights Act of 1964, as amended 1991, 42 U.S.C. § 1981; the ADA; ERISA (other than claims with regard to vested benefits); COBRA; OSHA; FLSA; FMLA; EPA; WARN; IRCA; the Sarbanes-Oxley Act; the Federal False Claims Act; the Internal Revenue Code; the National Labor Relations Act; and any and all other local, state, and federal human or civil rights, wage-hour, pension or labor laws, rules, regulations, and ordinances which relate to employment, discrimination, hostile work environment, accommodation, retaliation, or payment of wages or other compensation or otherwise. For the avoidance of doubt, Coulter is not releasing any Claims on behalf of any Seller other than Coulter himself.

(d) Sellers' Representative's Release of Purchaser Releasees. Sellers' Representative, for and on behalf of Tkach and Coulter only, to the maximum extent permitted by law, does hereby irrevocably release and forever discharge each and every one of the Purchaser Releasees of and from any and all manner of Claims which Tkach or Coulter had, now has, or may have against the Purchaser Releasees, or any of them, from the beginning of time to the date Sellers' Representative signs this Agreement.

(e) Purchaser's Release of Seller Releasees. Purchaser, for and on behalf of itself and each and every Purchaser Releasor, to the maximum extent permitted by law, does hereby irrevocably release and forever discharge each and every one of the Seller Releasees of and from any and all manner of Claims which any Purchaser Releasor had, now has, or may have against the Seller Releasees, or any of them, from the beginning of time to the date Purchaser signs this Agreement.

(f) Each Party acknowledges that it may hereafter discover facts in addition to or different from those that any such Party now knows, suspects, or believes to be true with respect to the subject matter of the release in this Paragraph 9, but it is each Party's intention to also fully and finally and forever settle and release any and all Claims that do now exist, may exist, or heretofore have existed from the beginning of time to the date each Party signs this Agreement, whether or not the Party knows, suspects, or might have any reason to know of such Claims or potential Claims or the facts giving rise to such Claims or potential Claims. In furtherance of this intention, the releases contained in this Paragraph 9 shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts. Moreover, each Party agrees to waive and does specifically waive its rights under Section 1542 of the California Civil Code, or any similar provision of another state's law. Section 1542, which the Parties waive, states: "A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."

(g) Rights and Obligations not Affected by Releases. Notwithstanding the foregoing, and for the avoidance of doubt, certain ongoing rights and obligations of the Parties are not impacted by the releases set forth above in Paragraphs 9(a)-(e) (the "Parties' Releases"). The Parties expressly acknowledge that the Parties' Releases shall not affect (A) Tkach's or Coulter's right to a defense by legal counsel and indemnification to the extent such rights otherwise exist under the terms of the Employment Agreements between Purchaser and each of Tkach and Coulter, (including Section 20 thereof), Purchaser's Bylaws (including Article VI thereof), Purchaser's Articles of Incorporation, or applicable law; (B) Tkach's or Coulter's rights under any insurance or similar agreement that may provide coverage to Tkach or Coulter in the event of any act that may trigger such indemnity obligation or otherwise; (C) the Parties' rights or obligations under the Tax Election Agreement; (D) the rights or obligations of the parties to certain lease agreements

between Tkach or Coulter or their affiliates, and Purchaser or its affiliates; (E) the Parties' rights or obligations under restrictive covenant provisions in Sections 7 and 8 of the Employment Agreement with each of Tkach and Coulter and Section 7.7 of the Purchase Agreement; (F) the Parties' obligations under Paragraph 7 with respect to the satisfaction of any prior, currently pending or future state sales tax audits for the Acquired Entities that refer to any time period prior to September 1, 2021; (G) any and all rights Plaintiffs have as shareholders, or their abilities to exercise those rights (other than with respect to the disposition of Plaintiffs' shares, as specified in Paragraph 5); or (H) any Party's other ongoing rights or obligations, under any agreement referenced herein or otherwise, that survive this Agreement. The Parties further expressly acknowledge that the Parties' Releases do not release or waive any rights or obligations under this Agreement or claims for breach of this Agreement.

(h) Minority Sellers' Release. Attached as composite **Exhibit B** are the Minority Seller Termination Agreements and Releases executed by the Minority Sellers, which are incorporated into this Agreement for all purposes. With respect to the Minority Seller Termination Agreements and Releases attached as Exhibit B, Purchaser waives the twenty (20) day notice provision in Section 13.14(b) of the Purchase Agreement and any and all rights or benefits it has under that provision, and approves any change in the agency of the Sellers' Representative contemplated in the Minority Seller Termination Agreements and Releases. Notwithstanding anything in this Agreement, for the avoidance of doubt Purchaser understands and agrees that nothing in the Parties' Releases, the Minority Seller Termination Agreements and Releases, nor any other term or provision of this Agreement acts as a release of any Claim or right any Seller other than Tkach and Coulter has, had, or may have against Purchaser or any Purchaser Releasee.

10. Dismissal of the Lawsuit with Prejudice. On or before two (2) business days after Plaintiffs' receipt of all funds and shares required under the Payment to Plaintiffs, Plaintiffs and Purchaser shall cause to be filed with the Delaware Court of Chancery a Stipulation and Order of Dismissal with Prejudice for all claims and counterclaims asserted in the Lawsuit.

11. Confidentiality. Except as required by law, the Parties expressly agree that they will not contact or reveal to anyone including, but not limited to, the news media, websites, chat rooms, blogs, social media, consumer protection organizations, newsletters, and other medium of publication, the terms of this Agreement or the consideration thereof, directly or indirectly, and, further agree that if any Party is contacted by anyone else who is not a Party to this Agreement, the Party will not reveal the terms and conditions of this Agreement. The Parties agree to notify the other Parties within seven (7) days if they receive notice of a request or action from a court or governmental entity requiring the production or disclosure of the terms of this Agreement or the consideration thereof, so that the other Parties may appear and oppose such request or action. Nothing in this paragraph or this Agreement shall prohibit any Party from sharing the terms of this Agreement with the Minority Sellers, or with the Party's employees, officers, directors, agents, attorneys, accountants, tax consultants, auditors, insurers, or underwriters with a business need to know of the terms of the Agreement, or with Cameron Tkach, Christopher Tkach, and Ryan Coulter, for purposes of complying with or enforcing Section 6 of this Agreement. The Parties agree that this Paragraph 11 is an essential and material part of this Agreement.

12. Tax Indemnification. Plaintiffs shall be solely responsible for the payment of any federal, state, and local income and employment taxes and any F.I.C.A. payments (but excluding Purchaser's portion of any F.I.C.A. payments) or other payments which may be required to be paid on account of any portion of the funds or shares resulting from the Payment to Plaintiffs. Plaintiffs understand and agree that any necessary tax documentation will be filed by Purchaser with regard to the consideration provided to Plaintiffs hereunder. Each Party acknowledges that nothing herein shall constitute tax advice to the other Party.

13. Non-Interference. Plaintiffs each understand that the terms of this Agreement, including the provisions regarding waiver and release of Claims and confidentiality, are not intended to interfere with, or waive, any right or obligation (if any) to file a charge, cooperate, testify, report, or participate in an investigation with any federal, state or local governmental agency charged with enforcement of any law, rule, or regulation applicable to Purchaser's business (collectively, "Governmental Agency"); including the ability to communicate with such agency; the reporting of possible violations of any law, rule or regulation; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; or the receiving of an award for information provided to any Governmental Agency. However, except for their right to receive an award for information provided to any Governmental Agency, Tkach and Coulter acknowledge and understand that by signing this Agreement, each are fully waiving and releasing the right to

receive or accept any individual remedy or relief, monetary or otherwise, obtained through the efforts of any such agency on their behalf or on behalf of a class of individuals through which action or proceeding they might otherwise have a right or benefit, to the extent such remedy or relief is connected to acts occurring prior to the Effective Date.

14. Code Section 409A. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Internal Revenue Code of 1986, and the regulations and guidance promulgated thereunder (collectively, "Code Section 409A"), and to the extent that the requirements of Code Section 409A are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, Purchaser makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Purchaser be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Plaintiffs on account of non-compliance with Section 409A. In the event that either Plaintiff is a "specified employee" (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A, then the Parties shall cooperate in good faith to undertake any actions that would cause such payment or benefit not to constitute deferred compensation under Code Section 409A. In the event that, following such efforts, Purchaser determines (after consultation with its counsel) that such payment or benefit is still subject to the six-month delay requirement described in Code Section 409A(2)(b) for such payment or benefit to comply with the requirements of Code Section 409A, then no such payment or benefit shall be made before the date that is six months after the Plaintiffs' "separation from service" (as described in Code Section 409A) (or, if earlier, the date of Plaintiffs' death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

15. Successors and Assigns. This Agreement, as well as the obligations created and the benefits conferred hereunder, shall be binding on and inure to the benefit of the Parties, their successors and assigns, as well as their respective personal representatives, heirs, past, present and future officers, directors, managers, shareholders, members, agents, attorneys, accountants, insurers, employees, and any Affiliates. Each Party hereby represents and warrants, with respect to any and all claims which are released by this Agreement and which were or could have been asserted against any other Party, that: (a) no other Person is entitled to assert any such claims, or to recover any monetary, declarative, injunctive, equitable or any other form of relief with respect to such claims; and (b) no Party has assigned, transferred, hypothecated or in any other way disposed of all or any portion of any of such claims.

16. Governing Law; Dispute Resolution. For the avoidance of doubt, Purchaser and Sellers agree that Sections 11.1 and 13.7 of the Purchase Agreement are incorporated herein by reference and apply to this Agreement as though fully set forth herein.

17. Amendments. This Agreement may not be amended except by an instrument in writing signed by the Parties.

18. Entire Agreement. This Agreement contains the full and complete agreement between and among the Parties concerning the subject matter, and there are no oral or implied agreements or understandings concerning the subject matter not specifically set forth herein. No other Party, or agent or attorney of any other Party, or any person, firm, corporation or any other entity has made any promise, representation or warranty, whatsoever, express, implied or statutory, not contained herein, concerning the subject matter hereof, to induce the execution of this Agreement. No signatory has executed this Agreement in reliance on any promise, representation or warranty not contained herein. Nothing in this Agreement amends or alters any existing agreement other than as specifically stated herein.

19. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid, effective and enforceable under the applicable law. To the extent any provision herein is deemed to be illegal, invalid, or unenforceable, the Parties agree to amend the relevant provision(s) to comply with the applicable law or rule and to fulfill the essential terms and spirit of the Parties' agreement, and to fully incorporate the revised or amended provision(s) into this Agreement. With the exception of Paragraph 9 of this Agreement (including its respective sub-parts), if any provision of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.

If Paragraph 9 of this Agreement (or its respective sub-parts) is deemed to be null or void or is limited in any material manner, with the exception of the nullification of Schedule 1 or Schedule 2 in the event of the timely revocation of the Tkach ADEA Waiver or the Coulter ADEA Waiver, respectively, then this Agreement shall be null and void and within ten (10) business days of a final judicial determination that this Agreement is null and void, or as soon as practicable thereafter: (i) Sellers and Sellers' Representative shall return the funds and shares received as a result of the Release of Escrow to Purchaser; (ii) Purchaser shall compensate Sellers for all amounts Sellers expend or incur in connection with Paragraph 7 (included but not limited to reimbursement of any fees, expenses, costs, awards, judgments, fines, levies, or taxes paid or incurred by Sellers in connection with Paragraph 7); and (iii) the Parties shall jointly file with the Delaware Court of Chancery a Notice withdrawing their Stipulation and Order of Dismissal with Prejudice, along with any other steps required to permit any claims in the Lawsuit to be refiled. Further, if this Agreement is judicially declared null and void, each Party further agrees, on behalf of itself and any other person on whose behalf the Party is securing a release pursuant to Paragraph 9, that all Claims are tolled from the Effective Date through the date of the final judicial determination that the Agreement is null and void, and neither the Party nor any other released person will assert, contend, or argue that any Claim that otherwise would have been released pursuant to this Agreement is barred by any statute of limitations or repose or subject to any similar time-based defense by reason of the passage of time between the Effective Date and the date of the final judicial determination that the Agreement is null and void. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

20. Review by Counsel. Prior to signing this Agreement, each of the Parties had an opportunity to and in fact has had counsel review this Agreement and explain to that Party its rights and obligations under, and the legal effect of, this Agreement. Each of the Parties represents that he, she or it has signed this Agreement of his, her or its own free will and volition, with full recognition and understanding of his, her or its respective rights and obligations under, and the legal effect of, this Agreement.

21. Joint Work Product. This Agreement shall be deemed the joint work product of all Parties and their respective counsel, and all Parties shall be considered the drafters of this Agreement. Any rule of construction to the effect that any ambiguities are to be construed against the drafting party shall not be applicable in any interpretation of this Agreement.

22. Electronic Delivery; Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of facsimile, PDF or other electronic delivery shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

[Signatures to follow on next page]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date set forth below.

RUMBLEON, INC.

By: [signature]
Name: Marshall Chesrown
Title: Chief Executive Officer

Date: November 8, 2022

MARK TKACH,
as the Sellers' Representative, on behalf of the Sellers

[signature]

Date: 11-8-22

MARK TKACH,
individually

[signature]

Date: 11-8-22

WILLIAM COULTER,
individually

[signature]

Date: 11-8-2022